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                                   EXHIBIT 21

                          SUBSIDIARIES OF COMPUSA INC.


1.       CompUSA Stores L.P., a Texas limited partnership.

2.       CompTeam Inc., a Delaware corporation.

3.       CompUSA Management Company, a Delaware business trust.

4.       CompUSA Holdings I Inc., a Delaware corporation.

5.       CompUSA Holdings II Inc., a Delaware corporation.

6.       CompUSA Holdings Company, a Delaware business trust.

7.       CompUSA Net.com Inc., a Delaware corporation.

8.       CompUSA PC Inc., a Delaware corporation.

9.       CompUSA GP Holdings Company, a Delaware business trust.

10.      CompUSA PC Operating Company, a Delaware business trust.